SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): June 30, 2001


                  Schimatic Cash Transactions Network.com, Inc.
                  ---------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Florida                         0-30544              88-0415947
            -------                         -------              ----------
 (State or Other Jurisdiction of          (Commission         (I.R.S. Employer
  Incorporation or Organization)          File Number)       Identification No.)

       740 E 3900 S, #300, Salt Lake City, Utah                  84107
       ----------------------------------------                  -----
       (Address of Principal Executive Offices)                (Zip Code)

                                 (801) 685-7676
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                       n/a
               ---------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

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                             ITEM 5. OTHER EVENTS
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Investment Banking Group Retained

         Schimatic Cash Transactions Network.com, Inc. (the "Company") has retained WestPark Capital Partners, LLP ("WestPark") as a business and financial advisor. WestPark, with offices in California and Hong Kong, will advise the Company on organizational and financial matters and will assist the Company in pursuing necessary financing and strategic/financial relationships. As compensation for its services, WestPark will receive a small cash retainer in addition to fees for completion of a successful funding of the Company. Over the next few months, the Company expects to evaluate and pursue a small number of selected business combination or joint venture alternatives identified by WestPark that involve established companies with business interests that are related to or strategic to the Company's business.

         The Company anticipates that pursuing these possible funding/joint venture arrangements may require reorganization of the Company's operations, including the possible creation of an operating subsidiary. WestPark has identified the need for the Company to substantially reduce its liabilities, to provide improved incentives to management and employees in order to retain critical management resources during the period prior to the time when the Company achieves adequate funding for its operations, and to create a new context and marketing image for its smart card based loyalty systems.

Debt Reduction Plan

         In order to improve the Company's ability to achieve a viable and beneficial funding or joint venture arrangement, the Company is pursuing the renegotiation of its current liabilities. As of December 31, 2000, the Company had current liabilities of approximately $4.4 million, subject to internal review and audit confirmation. The Company's goal is to reduce these balances to under $3.0 million, in order to improve its opportunities for adequate funding arrangements. Since December 31, 2000, the Company has arranged to reduce its current liabilities, including additional subsequent accruals, by an aggregate of approximately $1.9 million in the following principal transactions.

     Reduction of Amount Due IBM

         Effective June 2001, the Company reached an agreement with IBM to reduce $1.97 million due IBM by $770,000, or approximately 39%. The $1.2 million renegotiated balance will be repayable over up to 15 months, beginning October 1, 2001. Initial amounts payable will be $70,000 a month in October 2001, increasing to $90,000 per month through December 2002. The settlement will result in a $770,000 extraordinary gain from settlement to be recorded in the second quarter of 2001. As part of the negotiated arrangement, IBM forgave any accrued penalties and interest and agreed to return to the Company or permit to be cancelled 2,100,000 shares of Company common stock that had been issued to the vendor as collateral for the obligation. This unpaid obligation is due for services provided by IBM to the Company's subsidiary, IC One, Inc., prior to the time it was acquired by the Company in September 1999.

     Settlement of Amounts Due Officers and Directors

         The Company has also reached agreements with all of its executive officers in which they agreed to cancel an aggregate of $919,000 in amounts payable to them in exchange for the grant of options to purchase an aggregate of 9,190,000 shares of common stock at $0.10 per share. The options may be exercised at any time within 10 years for cash or the delivery of a nonrecourse

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

promissory note, secured by the stock purchased. The issuance of these options is expected to result in a reduction in current liabilities of $919,000 to be reflected in the second quarter 2001.

     Application of Expense Reimbursements to Option Exercises

         The Company's chairman of the board of directors, David Simon, has agreed to apply $255,000 in amounts owed him by the Company as reimbursement of expenses and other items for the payment of the exercise price of options as discussed below. As part of the arrangement with Mr. Simon, he agreed to cancel options to purchase 1,778,000 shares, or approximately 26%, of the options previously held. In reaching this agreement with the Company, Mr. Simon expressed his desire to make the options that he agreed to cancel available for the attraction and retention of new Company employees.

     Additional Debt Reduction Efforts

         The Company is continuing negotiations with other creditors, including the separate creditors of its subsidiary, IC One, Inc., acquired in September 1999, to seek reductions in the total amounts owing, payment of amounts due through the issuance of securities, the extension payment dates, or other terms acceptable to the Company.

Option Modifications and Exercises

         In an effort to provide incentives for management and employees to continue with the Company, the board of directors approved a plan permitting officers, directors, and other employees of the Company to exercise up to 12,428,333 currently outstanding options (including Mr. Simon's retained options to purchase 5,000,000 shares discussed above) at prices reduced from those previously agreed, provided that those options were exercised immediately. The exercise prices for the old options ranged from $0.1475 to $0.48 per share, with a weighted average exercise price of $0.347 per share. The revised exercise price is $0.128 per share. As of the date of the foregoing adjustments, the closing price for the Company's common stock was $0.16.

         In consideration of the requirement that the options be exercised immediately, the Company authorized the payment of the exercise price by the execution of nonrecourse promissory notes in the principal amount of the full purchase price. The notes are due no later than December 31, 2004, and provide that the maker of the note is required to repay principal only from proceeds from the sale of the stock issued. Stock issued for options exercised in consideration of the notes is being held by the Company as collateral for the note. If a note is not repaid at or before maturity on December 31, 2004, the subject shares would be returned to the Company for cancellation, and the related note would become null and void.

         All officers and employees offered this plan have exercised the subject options to purchase an aggregate of 12,428,333 shares with the delivery of nonrecourse promissory notes with an aggregate principal balance of $1,335,827, after crediting Mr. Simon $255,000 against the exercise price of his options resulting from the cancellation of Company indebtedness to him. The Company believes that the effects of the change in exercise price and exercise of options using the nonrecourse note will have no current effect on the result of operations or the Company's balance sheet.

         The transactions between the Company and its executive officers and directors were not the result of arm's-length negotiations.

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

Issuance of Limited Recourse Promissory Notes Convertible into Common Stock

         Since September 2000, the Company has issued $1,190,000 in aggregate principal amount of limited recourse promissory notes convertible into common stock of the Company. Net proceeds from the sale of these notes are to be used for specific continuing operating requirements and not to pay past due liabilities. The convertible notes bear monthly interest payable in additional shares of common stock computed based on the then-market price for the common stock in the over-the-counter market. The convertible notes are redeemable at the option of the Company, unless the investor elects to convert all or any part of the principal amount of the convertible notes into additional shares of common stock. The stated interest on the convertible notes represents 1,190,000 shares of common stock, issuable monthly, subject to adjustments due to reductions in the market price for the Company's common stock below $0.20 per share. In certain cases, the Company has agreed not to redeem the convertible notes until such time as the investors have the right to convert their interest and principal into an agreed minimum number of shares. Holders of $843,000 in principal amount of the convertible notes have agreed to convert the notes into common stock on the occurrence of specific events. The Company estimates that the issuance of shares for the principal of and accrued interest on the notes will result in the issuance of a minimum of 11,900,000 shares of common stock.

Summary of Recent Issuances of Securities

         The following table summarizes the issuances of common stock, options, and other securities convertible into common stock since September 30, 2000, the effects of the negotiated return of shares from a principal vendor, and the reduction in certain outstanding options, as described above, all subject to audit verification:

               Summary of Common Stock Shares Issued or Committed
                                   (unaudited)

                                                Shares         Stock       Conversion      Shares      Total Shares
                                              Issued and      Options        Shares        Issued       Issued or
                                             Outstanding      Granted       Issuable      in Escrow     Committed
                                             -----------      -------       --------      ---------     ---------
Balance at 9/30/00........................      70,409,744    19,426,333            --     1,400,000     91,236,077
  Stock options exercised.................      12,428,333   (12,428,333)           --            --             --
  Additional stock options
    issued to reduce debt.................       1,319,353     9,190,000            --            --     10,509,353
  Shares issued in connection
    with convertible notes................       4,048,000            --     7,142,000*           --     11,190,000*
  Shares returned by IBM..................        (700,000)           --            --    (1,400,000)    (2,100,000)
  Other securities issued.................       1,315,854       750,000                                  2,065,854
                                              ------------  ------------   -----------    ----------   ------------
Balance at 7/27/01........................      88,821,284    16,938,000     7,142,000            --    112,901,284

* Estimated assuming certain conversions not committed. Currently 7,781,934 shares are held as collateral for the convertible note transactions.

Organization of Smart Chip Technologies, LLC

         To implement the Company's plan to create a new context and marketing image for its smart card based loyalty systems, on June 27, 2001, the Company organized Smart Chip Technologies, LLC, a limited liability company subsidiary. The Company anticipates that this subsidiary will serve as the licensing, marketing, and development vehicle for the Company's principal intellectual properties, and intends to commercialize its products under the "Smart Chip" name. The Company expects that Smart Chip Technologies will also be the principal funding, strategic partner, or funding vehicle in the future.

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

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 SCHIMATIC CASH TRANSACTIONS NETWORK.com, INC.


Date: July 31, 2001              By /s/ James A. Williams
                                    -------------------------------------------
                                    James A. Williams, Chief Executive Officer


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